                         [Letterhead Ernst & Young LLP]

December 31, 2001

Mr. Robert E. Dolan
Chief Financial Officer
Lynch Interactive Corporation
401 Theodore Fremd Avenue
Rye, New York 10580

Dear Mr. Dolan:

Pursuant to your request, this letter provides our opinion regarding the federal income  tax  consequences  of the  proposed  distribution  by Lynch  Interactive
Corporation  ("Interactive")  to its  shareholders  of the stock of Morgan Group
Holding Co.  ("Holding") (the "Spin-Off").  Holdings is a new corporation formed to hold  Interactive's  stock interest of the Morgan Group, Inc.  ("Morgan") and certain other assets.

This  opinion  is being  rendered  solely to  Interactive  and is solely for its benefit in determining whether the Spin-Off will qualify as tax-free for federal income tax purposes.  We understand  that you will include a reference to, and a copy of,  our  federal  income  tax  opinion  with  the  Form S-1  (Registration
Statement Under the Securities Act of 1933) filed by Holding with the Securities and  Exchange  Commission.  We  consent  to such  reference  under  the  caption
"Material Federal Income Tax Consequences."

We have  relied  upon the  following  documents  in  forming  our  opinion  (the
"Documents"):

            1.          The Form S-1 (Registration Statement Under The
                        Securities Act of 1933) filed on behalf of Holding with
                        the Securities and Exchange Commission on November 27,
                        2001.

            2.          Certain financial information with respect to
                        Interactive, Morgan, Holding, and their respective
                        subsidiaries provided by the Interactive and Morgan
                        managements.

            3.          The Statement of Representations and accompanying
                        affidavit with respect to the Spin-Off dated
                        December 31, 2001 from the management of Interactive.

You have  represented to us that the Documents  provide an accurate and complete description of the facts and circumstances  concerning the proposed transaction.
We have made no independent determination regarding such facts and circumstances and,  therefore,  have relied upon them for purposes of this letter. Any changes to  the  facts  and  circumstances  related  to  the  Spin-Off  may  affect  the conclusions stated herein, possibly in an adverse manner.

                         Federal Income Tax Consequences

Based  upon  our  review  of the  Documents,  as  well as our  discussions  with management, it is our opinion that the following Federal income tax consequences should result with respect to the Spin-Off:

            1.          No gain or loss will be recognized by Interactive on the
                        distribution of the stock of Holdings to its
                        shareholders (section 361(c)(1)).

            2.          No gain or loss will be recognized by (and no amount
                        will otherwise be included in the income of)
                        Interactive's shareholders on their receipt of the
                        Holding's common stock in the Spin-Off (section
                        355(a)(1)).

            3.          The basis of the Interactive and Holdings stock in the
                        hands of Interactive's shareholders will be the same as
                        the basis of Interactive's stock held immediately before
                        the Spin-Off, allocated in proportion to the fair market
                        value of each in accordance with section 1.358-2(a)(2)
                        (section 358(a)(1) and (b)).

            4.          The holding period of the Holding's stock received by
                        each Interactive shareholder in the Spin-Off will
                        include the holding period of the Interactive stock held
                        by such shareholder immediately before the Spin-Off,
                        provided that such shareholder held the Interactive
                        stock as a capital asset on the date of the Spin-Off
                        (section 1223(1)).

            5.          As provided in section 312(h), proper allocation of
                        earnings and profits between Interactive and Holdings
                        will be made under sections 1.312-10(b) and
                        1.1502-33(e).

                                Scope of Analysis

The scope of this analysis is expressly limited solely to the Federal income tax issues  specifically  addressed  in (1)  through  (5) in  the  section  entitled
"Federal Income Tax Consequences" above. Specifically, our analysis has not been requested,  and we have made no determination nor expressed any views concerning any other issues,  including,  but not limited to, any state and local, foreign, consolidated  return,  employee benefit,  and Section 382 issues, or alternative minimum tax consequences to the parties to this transaction. Further, no opinion is expressed as to any valuation  issues which may arise in connection  with the
Spin-Off.

Our  analysis,  as stated  above,  is based upon our  analysis  of the  Internal
Revenue Code of 1986, as amended,  the Treasury  Regulations,  current case law, and published  Internal Revenue Service ("IRS")  authorities.  The foregoing are subject to change, and such change may be retroactively  effective. No assurance can be  provided  as to the  effect of any such  change  upon our  analysis.  In addition,  our analysis is based on the information  contained in the Documents.
Any variation or differences  in the Documents may affect our analysis,  perhaps in an adverse manner. We have undertaken no obligation to update this letter for changes in facts or law occurring subsequent to the date thereof.

This letter represents our views as to the interpretation of existing law and is not binding on the IRS or the courts.  No  assurance  can be given that,  if the matter were contested, the IRS or a court would agree with this analysis.

                                                Very truly yours,

                                                /s/ Ernst & Young LLP
                                                Ernst & Young LLP